SUB-ITEM 77K
Changes in registrants certifying accountant:
PineBridge Dynamic Asset Allocation Fund (the Fund)
811-22920
On March 29, 2018, the Board of Trustees of the above-referenced Fund, upon recommendation of the Audit Committee, engaged Ernst & Young LLP (EY) as the independent registered public accounting firm to the Fund. On March 29, 2018, PricewaterhouseCoopers
LLP (PwC) resigned as the independent registered public accounting firm to the Fund.
PwCs reports on the Fund for the two most recent fiscal years ended October 31, 2017 and October 31,
2016, contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
For the two most recent fiscal years ended October
31, 2017, and October 31, 2016, and the subsequent interim period through March 29, 2018, (1) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in their reports on the Funds financial statements ; and (2) there were no reportable events of the kind described in Item
304(a)(1)(v) of Regulation S-K.
During the Funds fiscal years ended October 31, 2016
and October 31, 2017 and the period November 1, 2017 to March 29, 2018, neither the Fund, its portfolio, nor anyone on its behalf, consulted with EY on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).
The Registrant has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.